Exhibit 3.21

State of Delaware Secretary of State Division of Corporations Delivered 01:26 PM 05/31/2007 FILED 12:42 PM 05/31/2007 SRV 070650978 - 4361986 FILE

CERTIFICATE OF FORMATION

OF

SEMDEVELOPMENT, L.L.C.

ARTICLE I

The name of the limited liability company (the “Company”) is:

SemDevelopment, L.L.C.

ARTICLE II

The Company shall have a perpetual term of existence.

ARTICLE III

The name and street address of the Company’s resident agent in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, this Certificate of Formation has been executed by the undersigned on the 31st day of May, 2007.

/s/ Robert F. Dougherty
Robert F. Dougherty
Authorized Person or Organizer